STRUCTURED ASSET SECURITIES CORPORATION

MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2003-20

TERMS AGREEMENT

Dated:  June 24, 2003

To:

Structured Asset Securities Corporation, as Depositor, under the Trust Agreement dated as of June 1, 2003 (the “Trust Agreement”).

Re:

Underwriting Agreement Standard Terms dated as of April 16, 1996 (the “Standard Terms,” and together with this Terms Agreement, the “Agreement”).

Series Designation:

Series 2003-20.

Terms of the Series 2003-20 Certificates:  Structured Asset Securities Corporation, Series 2003-20 Mortgage Pass-Through Certificates, Class 1-A1, Class 1-AX, Class 1-AP, Class 1-PAX, Class 2-A1, Class 2-A2, Class 2-A3, Class 2-A4, Class 2-A5, Class 2-AP, Class 3-A1, Class 3-PAX, Class 3-AP, Class AX(2-3), Class B1(1-3), Class B2(1-3), Class B3, Class B4(1-3), Class B5(1-3), Class B6(1-3), Class 2B1, Class 2B2, Class 2B4, Class 2B5, Class 2B6, Class P, Class E and Class R Certificates (the “Certificates”) will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the “Trust Fund”).  The primary assets of the Trust Fund consist of three pools of fixed rate, conventional, fully amortizing, first lien, residential mortgage loans (the “Mortgage Loans”).  Only the Class 1-A1, Class 1-AX, Class 1-AP, Class 1-PAX, Class 2-A1, Class 2-A2, Class 2-A3, Class 2-A4, Class 2-A5, Class 2-AP, Class 3A1, Class 3-PAX, Class 3-AP and Class AX(2-3) Certificates (collectively, the “Class A Certificates”) and the Class B1(1-3), Class B2(1-3), Class B3, Class 2B1, Class 2B2 and Class R Certificates (collectively, the “Offered Certificates”) are being sold pursuant to the terms hereof.

Registration Statement:

File Number 333-102489.

Certificate Ratings:

It is a condition of Closing that at the Closing Date the Class A Certificates and the Class R Certificate be rated “AAA” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) and “Aaa” by Moody’s Investors Service, Inc, (“Moody’s,” and together with S&P, the “Rating Agencies”).  It is a condition to the issuance of the Class B1(1-3) and Class 2B1 Certificates that they be rated “AA” by S&P.  It is a condition to the issuance of the Class B2(1-3) and Class 2B2 Certificates that they be rated “A” by S&P.  It is a condition to the issuance of the Class B3 Certificates that they be rated “BBB” by S&P.

Terms of Sale of Offered Certificates:  The Depositor agrees to sell to Lehman Brothers Inc. (the “Underwriter”), and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto.  The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1, plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  June 1, 2003.

Closing Date:  10:00 A.M., New York time, on or about June 30, 2003.  On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

Counsel:  McKee Nelson LLP will act as counsel for the Underwriter.

Closing; Notice Address:  Notwithstanding anything to the contrary in the Standard Terms, the Closing shall take place at the offices of counsel for the Underwriter, McKee Nelson LLP, 1919 M Street, NW, Suite 800, Washington, DC 20036, and any notices delivered to each of the Underwriter and the Depositor shall be delivered to it at 745 Seventh Avenue, 7th Floor, New York, New York 10019.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

LEHMAN BROTHERS INC.

By: /s/ Joseph J. Kelly

Name: Joseph J. Kelly

Title:   Senior Vice President

Accepted:

STRUCTURED ASSET SECURITIES

CORPORATION

By: /s/ Ellen V. Kiernan

Name: Ellen V. Kiernan

Title:   Senior Vice President

Schedule 1

	Initial Certificate
	Principal Amount	Certificate
	or Initial Certificate	Interest	Purchase Price
Class	Notional Amount (1)	Rate	Percentage

1-A1	$ 164,495,000	5.50%	100.00%
1-AX	(2)	5.50%	15.00%
1-PAX	(2)	5.50%	15.00%
1-AP	$ 1,239,706	0.00%(3)	75.00%
2-A1	$ 32,372,000	3.25%	100.00%
2-A2	$ 23,541,000	4.50%	100.00%
2-A3	$ 14,250,000	4.50%	100.00%
2-A4	$ 98,336,000	4.50%	100.00%
2-A5	(2)	4.50%	15.00%
2-AP	$ 75,065	0.00%(3)	75.00%
3-A1	$ 54,375,000	5.00%	100.00%
3-PAX	(2)	5.00%	15.00%
3-AP	$ 321,998	0.00%(3)	75.00%
AX(2-3)	(2)	5.00%	15.00%
B1(1-3)	$ 6,672,000	Variable(4)	100.00%
B2(1-3)	$ 1,034,000	Variable(4)	100.00%
2B1	$ 1,367,000	4.50%	100.00%
2B2	$ 256,000	4.50%	100.00%
B3	$ 1,060,000	Variable(4)	100.00%
R	$ 100	5.50%	100.00%

____________

(1)	These balances are approximate, as described in the prospectus supplement.
(2)

The Class 1-AX, Class 1-PAX, Class 2-A5, Class 3-PAX and Class AX(2-3) Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their notional amounts, as described in the prospectus supplement.

(3)	The Class 1-AP, Class 2-AP and Class 3-AP Certificates will be principal-only certificates; they will not be entitled to payments of interest.
(4)	Each of the Class B1(1-3), Class B2(1-3) and Class B3 Certificates will accrue interest based on a variable interest rate, as described in the prospectus supplement.